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                                  EXHIBIT 99.2
                                FUTURELINK CORP.


              FUTURELINK ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE LEADING CITRIX INTEGRATOR - VSI TECHNOLOGY SOLUTIONS

         Acquisition To Expand FutureLink's Application Hosting Platform
                                 Market Presence

RVINE, CALIF. DEC. 3, 1999-- FutureLink Corp. (OTC: FLNK), the leading Application Service Provider (ASP) with the largest installed base of application hosting platforms, today announced that it has signed a definitive agreement to acquire Maryland-based VSI Technology Solutions ("VSI"), a leading provider of Application Hosting Platform solutions, for a total value of $26.5 million.

Under the terms of the agreement, VSI's shareholders will receive $7.0 million in cash and $19.5 million in FutureLink stock. The transaction is expected to close by January 31, 2000.

     VSI, a leading mid-Atlantic region Citrix Solutions Provider, provides medium to large businesses with solutions for rapid application deployment of business critical applications and solutions to reduce the total cost of hardware ownership. VSI's application hosting platform solutions are based on Microsoft Windows NT, Terminal Server Edition, and Citrix MetaFrame application hosting platform solutions. The firm currently employs a technical and professional staff of over 75. For the nine months ended September 30, 1999, VSI had revenues of $9.3 million, representing a 45% increase over the same period in 1998.

"VSI's technical expertise will contribute greatly to our core competencies as we continue to build the infrastructure necessary to assemble a world class application hosting platforms organization," said Philip R. Ladouceur, CEO and Executive Chairman of FutureLink. "The acquisition also gives FutureLink a significant presence in the mid-Atlantic region, complementing our existing presence in the Southeast."

"VSI recognizes the tremendous potential that is unlocked by being a part of FutureLink", said Curtis Eshelman, President of VSI and Chris Harvey, Vice-President. "We have seen the potential of Application Hosting Platform solutions and are ready to embrace Application Hosting Services as a solution for our rapidly expanding customer base. As a leader in the mid-Atlantic region, the vision VSI brings to Futurelink will catalyze the growth of the Application Hosting Services model ".

On a pro forma basis, including the acquisitions of MicroVisions, CNI, the recently-completed acquisition of Async Technologies, the recently announced definitive agreement for the acquisition of KNS Distribution of the UK, and VSI, FutureLink's revenues for the nine months ended September 30, 1999 would have been in excess of $58 million.

ABOUT VSI TECHNOLOGY SOLUTIONS
Founded in l989 and based in Beltsville, Maryland, VSI is a leading Citrix reseller and integrator in the mid-Atlantic region with over 75 employees and unaudited l998 revenues of $9.7 million. VSI was among North America's top 5 largest Citrix integrators in l998 and was one of the top 10 Citrix resellers in l997. In addition to its Beltsville headquarters, the company has offices throughout Virginia and conducts business across the entire East Coast.


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ABOUT FUTURELINK
FutureLink, The Computer Utility Company(TM) is a founder of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium. The company has one of the largest installed bases of application hosting platforms with thousands of customers worldwide.

FutureLink's Application Hosting Services Division provides businesses with off-site, Internet-based computing, allowing subscribers to escape costly hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses. The division offers customers an all-inclusive, trouble-free ASP service at a predictable price and provides computing service as transparently and reliably as today's utilities deliver electricity, water and telephone service.

The company's Application Hosting Platforms Division builds application server farms and provides Citrix application server software integration services. With Application Hosting Platform solutions, FutureLink customers manage their own server farms, and provide ASP services to users with their own IT staff and FutureLink consultants.

For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the transaction and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.


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